Exhibit 99.1

For Immediate Release

PRESS RELEASE
Contact:	Susan M. Mesco
Director, Investor Relations
908-541-8678

Euro RSCG Life NRP
Mark R. Vincent, Media Relations
212-845-4239

ENZON REPORTS ON CLINICAL PROGRAM FOR PEGAMOTECAN

Bridgewater, New Jersey, February 3, 2005 - Enzon Pharmaceuticals, Inc. (Nasdaq: ENZN) today announced that it will discontinue further development of Pegamotecan, a PEGylated cytotoxic drug of the topoisomerase I inhibitor class. The Company’s decision is based on an interim analysis of the data from a Phase 2b trial in patients with gastric or gastroesophageal cancers whose disease progressed following prior chemotherapy. Further, based on a strategic analysis of the potential investment return versus the required resource allocation and associated development risks, the Company will not actively pursue other potential indications for Pegamotecan. The Company plans to redirect this R&D investment to advance other products within its pipeline and pursue other opportunities with greater potential.

About Enzon

Enzon Pharmaceuticals is a biopharmaceutical company dedicated to the discovery, development and commercialization of therapeutics to treat life-threatening diseases. The Company has developed or acquired a number of marketed products, including PEG-INTRON(R), marketed by Schering-Plough, and ABELCET(R), ONCASPAR(R), ADAGEN(R), and DEPOCYT(R), marketed in North America by Enzon’s specialized sales force. Enzon’s science-driven strategy includes an extensive drug development program that leverages the Company’s macromolecular engineering technology platforms, including PEG modification and single-chain antibody (SCA (R)) technologies. Internal research and development efforts are complemented by strategic transactions that provide access to additional marketed products and promising clinical compounds. Enzon has several drug candidates in various stages of development, independently and with partners. Further information about Enzon and this press release can be found on the Company’s web site at www.enzon.com.

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685 Route 202/206

Phone: (908) 541-8600 Fax: (908) 575-9457

http://www.enzon.com